FOR IMMEDIATE RELEASE

January 14, 2010

Contact:   Susan M. Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, January 14, 2010…..On January 13, 2010, the Board of Directors of Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable March 15, 2010, to shareholders of record at the close of business on February 16, 2010.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on January 13, 2010, the Board of Directors declared a dividend for the period commencing December 1, 2009 and ending February 28, 2010, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable March 15, 2010, to shareholders of record at the close of business on February 16, 2010.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s portfolio consists of sixty industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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